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                                                                     EXHIBIT 8.2


                        [LETTERHEAD OF BINGHAM DANA LLP]

December 14, 2000



TO THE PARTIES SET FORTH
 IN SCHEDULE A HERETO

RE:      United Air Lines, Inc. Pass Through Trust Certificate
         Series 2000-2 (Underwriting Agreement Opinion)

Ladies and Gentlemen:

We have acted as special counsel for State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity ("STATE STREET") and as (i) Pass Through Trustee (the "PASS THROUGH TRUSTEE") under the Pass Through Trust Agreement dated as of December 14, 2000, between United Air Lines, Inc. and State Street (the "BASIC AGREEMENT"), as supplemented by Trust Supplement No. 2000-2A-1, Trust Supplement No. 2000-2A-2, Trust Supplement No. 2000-2B and Trust Supplement No. 2000-2C, each dated as of December 14, 2000 and each between United Air Lines, Inc. and State Street (the Basic Agreement, as supplemented by the Pass Through Trusts, collectively, the "PASS THROUGH TRUST AGREEMENTS" and individually, a "PASS THROUGH TRUST AGREEMENT"), (ii) Subordination Agent ("SUBORDINATION AGENT") under the Intercreditor Agreement dated as of December 14, 2000 (the "INTERCREDITOR AGREEMENT") among State Street, in its capacity as Pass Through Trustee under the Pass Through Trust Agreements, Westdeutsche Landesbank Girozentrale, as Class A-1 Liquidity Provider, Class A-2 Liquidity Provider, Class B Liquidity Provider and the Class C Liquidity Provider and State Street, as Subordination Agent and (iii) as Indenture Trustee under those certain Indentures dated as of December 14, 2000, between United Air Lines, Inc. and State Street, as Indenture Trustee (""INDENTURE TRUSTEE") in connection with the transactions contemplated by the Underwriting Agreement dated December 7, 2000 (the "UNDERWRITING AGREEMENT") by and among United Air Lines, Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Chase Securities Inc., Commerzbank Capital Markets Corp., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Loop Capital Markets LLC, Merrill Lynch Pierce Fenner & Smith Incorporated and Salomon Smith Barney Inc. (the "UNDERWRITERS"). Capitalized terms not otherwise defined herein shall have the meanings specified in or referenced in the Underwriting Agreement. This opinion is being delivered at the request of State Street and pursuant to Section 5(e) of the Underwriting Agreement.

Our representation of State Street in its individual capacity and as Pass Through Trustee, Subordination Agent and Indenture Trustee has been as special counsel for the limited purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have




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relied, with your permission, entirely upon (i) the representations and warranties of the parties set forth in the Operative Documents (as defined below) and (ii) certificates delivered to us by the management of State Street and have assumed, without independent inquiry, the accuracy of those representations, warranties and certificates.

We have examined the Pass Through Trust Agreements, the Liquidity Facilities, the Indentures, the Intercreditor Agreement and the Note Purchase Agreement (as defined in the Intercreditor Agreement ) (the "OPERATIVE DOCUMENTS"), the Certificate of the Comptroller of the Currency relating to State Street and originals, or copies certified or otherwise identified to our satisfaction, of such other records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purposes of this opinion. For purposes of our opinion rendered in paragraph 1 below, with respect to the authority of State Street to operate as a national banking association and exercise trust powers, our opinion relies upon and is limited by such Certificate of the Comptroller of the Currency.

We have assumed the genuineness of all signatures (other than those on behalf of State Street, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee), the conformity to the originals of all documents reviewed by us as copies, and the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of State Street, the Pass Through Trustee, the Subordination Agent and the Indenture Trustee).

When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates and without any special or additional investigation undertaken for the purposes of this opinion.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions set forth below are limited solely to the internal substantive laws of the State of Connecticut as applied by courts located in Connecticut and the federal laws of the United States. No opinion is given herein as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Operative Documents. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by any law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft.

To the extent to which this opinion deals with matters governed by or relating to the laws of the State of New York, or other jurisdiction other than the State of Connecticut, by




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which the Operative Documents are stated to be governed, we have assumed, with your permission that the Operative Documents are governed by the internal substantive laws of the State of Connecticut.

Our opinion is further subject to the following exceptions, qualifications and assumptions:

                  (a) We have assumed without any independent investigation that
         (i) each party to the Operative Documents, other than State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or as Indenture Trustee, as applicable, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Operative Documents, and (ii) each party to the Operative Documents (other than State Street, the Pass Through Trustee, Subordination Agent or the Indenture Trustee), at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, partnership agreement, by-laws, and other governing organizational documents, and the applicable corporate, partnership, or other enterprise legislation and other applicable laws, as the case may be to execute, and to perform its obligations under, the Operative Documents, and (iii) each party to the Operative Documents (other than State Street, the Pass Through Trustee, Subordination Agent or Indenture Trustee, as applicable) has duly executed and delivered each of such agreements and instruments to which it is a party and that (other than with respect to State Street, the Pass Through Trustee, Subordination Agent or Indenture Trustee, as applicable) the execution and delivery of such agreements and instruments and the transactions contemplated thereby have been duly authorized by proper corporate or other organizational proceedings as to such party.

                  (b) We have assumed without any independent investigation that each of the Operative Documents is a valid, binding and enforceable obligation of each party thereto other than State Street, the Pass Through Trustee, Subordination Agent or Indenture Trustee, as applicable.

                  (c) The enforcement of any obligations of State Street, the Pass Through Trustee, Subordination Agent or Indenture Trustee, as applicable, under any of the Operative Documents may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the



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         obligations of State Street, the Pass Through Trustee, Subordination
         Agent or Indenture Trustee, as applicable, under any of the Operative Documents.

                  (d) We express no opinion as to the availability of any specific or equitable relief of any kind.

                  (e) The enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.

                  (f) We express no opinion as to the enforceability of any particular provision of any of the Operative Documents relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney to any person or entity, (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, (vi) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a "penalty" or a "forfeiture," or (vii) so-called "usury savings clauses" purporting to specify methods of (or otherwise assure) compliance with usury laws or other similar laws of any jurisdiction.

                  (g) We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

                  (h) No opinion is given herein as to the effect of usury laws (or other similar laws) of any jurisdiction with respect to the Operative Documents.

In rendering the opinion set forth below in paragraph 6 as to certain Connecticut tax matters, we have assumed that, for federal income tax purposes, the trust created by the Trust Agreement will not be taxable as a corporation, but, rather, will be classified as a grantor trust under subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.

This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their successors and assigns in connection with the transactions contemplated



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by the Operative Documents and may not be used or relied upon by any other person or for any other purpose.

Based upon the forgoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. State Street is a national banking association, validly formed and authorized to operate as a national banking association under the laws of the United States of America and, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, has the requisite corporate and trust power and authority to execute, deliver and perform its obligations under the Operative Documents and in its capacity as Pass Through Trustee, to issue, execute and authenticate the Securities delivered on the date herewith.

2. State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, has duly authorized by all necessary corporate or trust action the Operative Documents and has duly executed and delivered the Operative Documents, and the Operative Documents constitute valid and binding obligations of State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, enforceable against State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, in accordance with their respective terms.

3. The Securities issued and dated on the date herewith have been duly issued, authenticated and delivered by State Street as Pass Through Trustee pursuant to the terms of the Operative Documents and are enforceable against the Pass Through Trustee and are entitled to the benefits of the related Pass Through Trust Agreement.

4. The authorization, execution, delivery and performance by State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, of the Operative Documents and the Securities and the consummation of the transactions therein contemplated and compliance with the terms thereof do not and will not result in the violation of the provisions of the charter documents or by-laws of State Street and, to the best of our knowledge, do not conflict with, or result in a breach of any terms or provisions of, or constitute a default under, or result in the creation or the imposition of any lien, charge or encumbrance upon any property or assets of State Street under any indenture, mortgage or other agreement or instrument, in each case known to us, to which State Street is a party or by which it is bound, or violates any applicable Connecticut or federal law, rule or regulation governing State Street's banking or trust powers, or, to the best of our knowledge, of any judgment, order or decree, in each case known to us, applicable to State Street of



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         any court, regulatory body, administrative agency, government or governmental body having jurisdiction over State Street.

5. No authorization, approval, consent, license or order of, giving of notice to, registration with, or taking of any other action in respect of, any federal or state governmental authority or agency pursuant to any federal or Connecticut law governing the banking or trust powers of State Street is required for the authorization, execution, delivery and performance by State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, of the Operative Documents, the issuance of the Securities or the consummation of any of the transactions by State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, contemplated thereby (except as shall have been duly obtained, given or taken); and such authorization, execution, delivery, performance, consummation and issuance do not conflict with or result in a breach of the provisions of any such law.

6. There are no taxes, fees or other governmental charges ("Taxes") payable under the laws of the State of Connecticut with respect to the execution of and delivery by State Street, in its individual capacity or as Pass Through Trustee or Subordination Agent, as the case may be, of any of the Operative Documents or the Securities (except for Taxes on any fees payable to State Street in its individual capacity) which would not have been imposed if State Street did not have its principal place of business in Connecticut or did not perform its administrative duties under the Operative Documents in Connecticut, and (i) the Pass Through Trusts will not be subject to any fees, taxes (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax) or other charges imposed by the State of Connecticut or any political subdivision or taxing authority thereof based on income, receipts, value or otherwise, and (ii) the holders of Securities that are not residents of or otherwise subject to tax in Connecticut will not be subject to any taxes (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax) imposed by the State of Connecticut or any political subdivision or taxing authority thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Security.

7. To our knowledge, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, there are no proceedings pending or overtly threatened in writing against or affecting State Street in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, could reasonably be expected to affect materially and adversely the trusts related to the Pass Through Trust Agreements or affect the right, power and authority of State Street, in its individual capacity or as Pass Through Trustee, Subordination Agent or Indenture Trustee, as the case may be, to enter into or perform its obligations under the Operative Documents or the Securities.



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8.       Assuming that the Subordination Agent holds each of the Equipment Notes delivered to and registered in its name pursuant to and as required by the Intercreditor Agreement, it holds such Equipment Notes in trust as trustee for the Pass Through Trustee in the exercise of the fiduciary powers conferred upon State Street by federal law.



                                                     Very truly yours,



                                                     /s/ BINGHAM DANA LLP

                                                     BINGHAM DANA LLP
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                                   SCHEDULE A


State Street Bank and Trust Company of
  Connecticut, National Association

United Air Lines, Inc.

Standard & Poor's Ratings Services

Moody's Investors Service, Inc.

Westdeutsche Landesbank Girozentrale, New York Branch

Morgan Stanley & Co. Incorporated

Banc of America Securities LLC

Chase Securities Inc.

Commerzbank Capital Markets Corp.

Credit Suisse First Boston Corporation

Goldman, Sachs & Co.

Loop Capital Markets LLC

Merrill Lynch Pierce Fenner & Smith Incorporated

Salomon Smith Barney Inc.